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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

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
                                                            Three months ended
                                                                   March 31,
                                                            ---------------------
                                                               1996         1995
                                                               ----         ----
Income applicable to common shares:

    Primary earnings  . . . . . . . . . . . . . .            $ 6,197         $ 4,394
                                                              ======          ======

    Fully diluted earnings  . . . . . . . . . . .            $ 6,197         $ 4,394
                                                              ======          ======


Weighted average number of common
    shares and common share equivalents
    outstanding during the period:

         Common Stock . . . . . . . . . . . . . .              7,657           5,416
         Stock Options  . . . . . . . . . . . . .                220             376
                                                               -----           -----
    Shares outstanding - primary  . . . . . . . .              7,877           5,792


         Additional stock options . . . . . . . .                 10              47
                                                               -----           -----

    Shares outstanding - fully diluted  . . . . .              7,887           5,839
                                                               =====           =====
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